Exhibit (a)(1)(C)

OFFER TO PURCHASE FOR CASH
BY

HOSPITALITY INVESTORS TRUST, INC.
OF
UP TO 1,000,000 SHARES OF COMMON STOCK
AT A PURCHASE PRICE OF $7.05 PER SHARE

The Offer, Proration Period and Withdrawal Rights will expire at 5:00 p.m.,
New York City Time, on June 29, 2018, unless extended or withdrawn.

May 14, 2018

To Custodians:

We have been appointed to act as Information Agent and our affiliate, Computershare Trust Company, N.A., has been appointed to act as Depositary by Hospitality Investors Trust, Inc., a Maryland corporation (the “Company”) in connection with its offer to purchase for cash up to 1,000,000 shares of its common stock, $0.01 par value per share (the “Shares”), at a price of $7.05 per Share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 14, 2018 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the “Offer”). Capitalized terms used herein and not defined shall have the meanings given to them in the Offer to Purchase.

Under separate cover, your clients are receiving a mailing from the Depositary containing the following documents:

1.	Offer to Purchase dated May 14, 2018;

2.	Letter of Transmittal, for your use in tendering Shares you hold for the benefit of your clients and for the information of your clients;

3.	Stockholder Letter regarding the Offer and certain other related matters; and

4.	Buck slip indicating that your clients are not the record stockholder of their Shares and must, should they wish to participate in the Offer, have the broker, dealer, commercial bank, trust company, custodian or other nominee holding their Shares deliver any tender instructions, accompanied by the Letter of Transmittal, to the Depositary.

The procedures for tendering Shares, which depend on how those Shares are held, are described in detail in Section 2 of the Offer to Purchase. Certain conditions to the Offer are described in Section 7 of the Offer to Purchase.

Additionally, should you have ten (10) or more clients that own Shares, we have attached a blank, non-populated Letter of Transmittal and an excel spreadsheet for you to complete on behalf of your clients, should they wish to participate in the Offer, and for you to include with your Letter of Transmittal to the Depositary. Should you have less than ten (10) clients that own Shares, you will be required to complete a Letter of Transmittal for each client account you are custodian for. Please follow the instructions outlined below for facilitating the participation of your clients in the Offer.

Custodians who have ten (10) or more clients that own Shares:

•	Complete and execute a single Letter of Transmittal, affixed with a medallion guarantee. We ask that you use the attached blank Letter of Transmittal for purposes of completing and sending to the Depositary.

•	Complete the tab on the excel spreadsheet labeled “Tender Instructions Per Account” on behalf of your clients who wish to participate in the Offer. Please note, we have already pre-populated the spreadsheet with your client details as they appear on our register. Please be sure to include a copy of the excel spreadsheet with your Letter of Transmittal. We also ask that you email your excel spreadsheet to the Depositary, using the email address provided to you in the email sent to you to which this letter is an attachment.

•	There are four columns within the tab on the excel spreadsheet labeled “Tender Instructions Per Account” that need to be populated for tender purposes. Please note, only one selection per client should be made. These options are:

○	Unconditional Tender; Tender all Shares. You will need to mark this selection with a “Y” which stands for “Yes.”

○	Unconditional Tender; Tender a specific number of Shares. You will need to enter in a specific number of Shares, per client, for each account you are tendering into the Offer. The Share position held by each client is noted on the spreadsheet and we ask that you review this carefully. Should the number of Shares tendered exceed the total number of Shares held, the Depositary will tender all Shares.

○	Conditional Tender; Tender all Shares. You will need to mark this selection with a “Y” which stands for “Yes.”

○	Conditional Tender; Tender a specific number of Shares. You will need to enter in a specific number of Shares, per client, for each account you are tendering into the Offer. The Share position held by each client is noted on the spreadsheet and we ask that you review this carefully. Should the number of Shares tendered exceed the total number of Shares held, the Depositary will tender all Shares.

•	Complete the additional tab on the excel spreadsheet labeled “Wire Instructions $200 Wire Fee” should you wish to receive a single payment (one wire) with respect to all tendered Shares of your clients who wish to participate in the Offer. Please note, there will be a wire fee of $200.00 deducted from the proceeds prior to your receipt of such wire. You, as custodian, will be responsible for allocating proceeds among your clients. Only one set of wire instructions per custodian is allowed to encompass all tenders by clients of that custodian. We are not accepting multiple wire instructions. Should you not follow these instructions and provide multiple wire instructions, we will issue a check for each of the client accounts that is participating in the Offer and mail the check by first class mail to the address on record for each account.

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•	Mail, by a trackable mail method to one of the addresses located on the Letter of Transmittal, the single completed and executed Letter of Transmittal affixed with a medallion guarantee and a copy of your excel spreadsheet to support your single completed and executed Letter of Transmittal. Email transmission of the Letter of Transmittal and excel spreadsheet will not constitute delivery to the Depositary and your completed and executed Letter of Transmittal affixed with a medallion guarantee and a copy of the excel spreadsheet must be physically delivered to the Depositary to be accepted into the Offer.

Custodians who have less than ten (10) clients that own Shares:

•	Complete and execute a Letter of Transmittal, affixed with a medallion guarantee, for each account for which you are custodian. Each client that holds Shares has been mailed a Letter of Transmittal, populated with the client’s registration and account number at the Depositary and the total number of Shares held in that account. In order to correctly process your client’s tender, we will need you to send in the Letter of Transmittal your client received or complete a Letter of Transmittal that contains the client’s registration and account number at the Depositary and the total number of Shares held in that account for each client participating in the Offer. Should you not provide this information, you risk that your tender will be rejected as we will not be able to locate the applicable account.

•	You cannot request a wire, however, you can request that we mail the tender payments to a third party at an address other than the address on record to ensure you receive it. Kindly complete these instructions within each Letter of Transmittal you are completing. Should you erroneously complete the wire instructions we will issue a check for each of the client accounts you have tendered into the Offer and mail the check by first class mail to the address on record for each account.

•	Mail, by a trackable mail method, each completed and executed Letter of Transmittal affixed with a medallion guarantee to one of the addresses located on the Letter of Transmittal. Email transmission of the Letter of Transmittal will not constitute delivery to the Depositary and your presentation must be physically delivered to the Depositary to be accepted into the Offer.

We urge you to contact your clients as promptly as possible. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City Time, on June 29, 2018, unless the Offer is extended.

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Under no circumstances will interest be paid on the purchase price of the Shares regardless of any extension of, or amendment to, the Offer or any delay in paying for such Shares.

The Company will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Depositary and us, in our capacity as the Information Agent) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or custodian or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the Company’s agent, or the agent of the Depositary or us, for purposes of the Offer.

Questions and requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be directed to the Company by phone at (571) 529-6390 or by mail at 450 Park Avenue, Suite 1400, New York, New York 10022.

Very truly yours,

Georgeson LLC

No person has been authorized to make any recommendation on behalf of the Company, the Company’s board of directors, the Depositary or the Information Agent or any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, any recommendation and any information and representations must not be relied upon. This Offer has been neither approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference in this Offer to Purchase. Any representation to the contrary is a criminal offense.

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